Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph: (212) 370-4500
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

New Generation Biofuels Holdings Announces Lease Restructuring
and Other Cost Cutting Actions

Columbia, Maryland – August 27, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) announced today that it has entered into an agreement to amend the lease on its Baltimore production facility.  Pursuant to the agreement the Company made a cash payment of $290,000 and also issued 300,000 shares of restricted common stock, to the landlord. In consideration of the payment, the landlord agreed to forfeit past due amounts under the lease agreement, terminate and forfeit minimum payments due for terminaling services under a separate agreement, and reduce the monthly lease rate to $25,000 for the remaining lease term of three years.  Included in the $290,000 payment is $100,000 representing the August reduced lease payment and prepayment of the monthly $25,000 rent for the months of September – through November 2010.

As a result of the lease amendment the Company recorded a gain of approximately $800,000 and reduced our future obligations by approximately $2.9 million.  The Company has also taken additional steps to reduce its costs and therefore reduce its quarterly cash burn.

Additional key cash conservation points:

·	Quarterly Cash burn reduced to less than $700,000 excluding cost of sales

·	We expect our G&A costs to increase as we expand our customer base and we reach full production levels at our Baltimore facility and approach positive cash flow

·	Greater than 50% reductions in professional fees through renegotiation of rates and provider changes

·	Organizational and employee status changes aimed at conserving cash

“We are very happy to reach an agreement to settle our outstanding liability and reduce the monthly cost of our manufacturing facility.  We appreciate the willingness and flexibility shown by Pennington Partners in reaching this agreement.  This is a meaningful step in meeting our objective of reducing our cash burn.  The amendment coupled with other efforts should yield a substantial decrease in our monthly and quarterly cash use.” said Cary J. Claiborne, President and Chief Executive Officer of New Generation Biofuels Holdings, Inc.  “In addition to cost reductions moving forward, we have settled some of our accrued liabilities and continue to negotiate with our business partners to settle additional obligations to strengthen our balance sheet.”

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a developer and provider of renewable fuels. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant an emerging growth company in the volatile energy industry, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.